UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 27, 2012

Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.

(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of principal executive offices and zip code)

(800) 232-3888

(Company’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported in its public filings, since October 2010, Teletouch Communications, Inc.’s wholly owned subsidiary, Progressive Concepts, Inc., a Texas corporation (“PCI”) (together, the “Company”), has been undergoing a sales and use tax audit by the State of Texas (the “State”) covering the periods from January 2006 to October 2009. During the second fiscal quarter of 2011, while undergoing standard preparations for the tax audit, the Company identified that there could be certain issues in connection with the prior application and interpretation of sales tax rates assessed on various services and products billed and received by PCI. However, multiple prior sales tax audits of PCI conducted by the State did not identify or determine that there were any such issues, even though PCI’s methodology for computing sales taxes was virtually identical during the prior periods. As a result, prior to receiving a final determination from the State on these sales tax matters, the Company could not accurately predict the probable outcome of this audit or any related material liability to the State. Therefore, the Company reported an estimated range for this potential liability of between $22,000 and $2.4 million. The lower end of the range was based on the actual results of PCI’s prior State tax audits, with the higher end of the range based on the Company’s internal review and most conservative analysis, which indicated a potential estimated liability of up to $1.9 million, plus an additional estimated potential liability of up to $0.5 million for related penalties and interest on the Company’s highest possible estimated amount.

Throughout the audit process, the Company, using an outside tax consulting firm, has provided the State auditor with numerous customer billing statements and other financial records, including invoices for products and services received from various third-party suppliers, for audit testing. As previously reported and in the Company’s most recent quarterly report on Form 10-Q, the Company had received a number of preliminary audit results indicating that certain errors had been identified in PCI’s application of sales taxes on customer billings, as well as on the computation and remittance of use taxes on certain purchases of products and services from the Company’s suppliers. The process of reviewing each of the numerous individual items selected for testing by the State auditor has been ongoing over the prior several quarters.

On March 27, 2012, the Company received a summary of the errors identified by the State auditor on selected billing statements and invoices, which further included computations of these errors extrapolated over the respective total billings and purchases for the audit period. Based on this recently provided information from the State, the Company hereby updates and revises the previously and preliminarily estimated range of its tax liability and estimates its tax liability for this audit, to now be a total of approximately $1.85 million, including approximately $0.44 million in penalties and interest that are expected to be assessed by the State. While the audit is not completely finished at this time, as it must go through a final review process by the State, the Company has been provided guidance that a final assessment for the outstanding tax liability is anticipated on or around, May 20, 2012. Although there is general agreement on the tax errors identified between the Company and the State auditor at this point, other items may still be identified or challenged by the State during the final review process. The Company cannot anticipate any additional items that might be further challenged during the review process, and is therefore unable to estimate any potential added liability that could arise prior to the completion of this audit and receipt by the Company of the State’s final assessment. The Company cautions that the final results of the tax audit may differ materially from the calculation it recently received from the State auditor and any estimates made by the Company to date.

The Company has been advised by counsel that it can seek recovery of taxes that were not billed or collected from its customers and suppliers beginning in January 2006, and intends to make every reasonable effort to pursue the collection of such taxes after the final assessment has been received from the State. The underlying unbilled and uncollected sales tax due and legally recoverable from all of PCI’s customers and suppliers is approximately $1.27 million. Based on a detailed review of all currently available cellular billings from August 2006 through October 2009, and a review of certain equipment sales invoices from January 2006 through October 2009, the Company has determined that its top 50 customers comprise approximately $0.45 million of the unbilled sales taxes that the Company will pursue for recovery. There can be no assurance that the Company’s recovery efforts will or will not be successful, nor can the Company estimate an amount of recovery expected from such efforts at this time.

The State periodically provides, and the Company therefore intends to seek, an installment payment plan for the final tax liability and a waiver of penalties and interest from the State. Payment plan terms that the State has historically provided range from 3 – 5 years. Provided that the Company is approved for a five year payment plan, and is also provided a waiver for the related penalties and interest, the monthly payment for this tax liability is estimated to be approximately $23,400. This tax liability is primarily the result of long standing sales tax application and computation issues that have existed in PCI’s billing systems for many years and had not been identified in prior sales and use tax audits by the State. Because the Company promptly modified its billing applications and corrected such issues as soon as these systemic issues were identified, the Company’s counsel believes the State will consider both of these requests for relief. The Company cautions that if the State does not provide the installment payment plan relief requested, the Company may be unable to pay this obligation when it becomes due, without securing additional debt financing or equity contributions, neither of which can be assured.

As prior reported in the Company’s public filings, starting November 2010, and in accordance with Accounting Standard Codification 450, Contingencies (“ASC 450”), the Company determined that the potential outcome of the ongoing sales tax audit represented a loss contingency, as the Company believed that at the conclusion of the sales tax audit, PCI would likely be assessed additional taxes for the audit period.

Under the guidance of ASC 450, an estimated loss from a loss contingency shall be accrued by a charge to income if both the following conditions are met: (i) information is available before the next most current financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired or a liability had been incurred as of the date of the financial statements, and (ii) the amount of such loss can be reasonably estimated.

From November 2010, through the receipt of the recent tax audit computations from the State, the Company had estimated and reported its potential liability to be between $22,000 and $2.4 million. Since the actual outcome of the audit could not previously be determined, nor could a reasonably accurate estimate of the actual loss be determined, the Company disclosed this range of potential loss in accordance with ASC 450. Since the Company has now received such actual additional sales and use tax due computations from the State, the Company can now more reasonably and accurately estimate its loss or tax liability and will record an accrual for $1.85 million, including $0.44 million in penalties and interest, in its financial statements to be included in its Form 10-Q for the quarter ended February 29, 2012, expected to be filed on or before April 16, 2012.

Based on the results of the current sales tax audit, the Company also now believes that it may have additional financial exposure for certain periods following October 2009, the last month covered under the current sales tax audit, in the event that PCI is audited again by the State. Similar tax computations were applied to the Company’s cellular billings through November 2010, the point at which PCI made substantial system and process changes to correct these tax computations. Other sales and use tax issues identified during the course of the sales tax audit were corrected at various dates thereafter. The Company is in the process of estimating its potential sales and use tax exposure for the periods following the current sales tax audit through the date that each identified issue was corrected by the Company. These computations are complex and have not been completed as of the date of this Report. The Company expects to be able to estimate a range of additional sales and use tax exposure for these periods by the time the Company files its fiscal third quarter financials in its Form 10-Q in mid-April 2012. The proper accounting treatment for such amount is currently being evaluated by the Company.

Finally, and as previously reported, following the Company’s discovery of the systemic tax computation issues, and upon the Company’s certifying officers’ review and evaluation of the Company’s disclosure controls and procedures and internal control of financial reporting in fiscal year 2011, the Company determined the foregoing issues rose to the level of a material weakness. During the quarter ended November 30, 2010, the Company began a systems control remediation process and made certain ongoing modifications to PCI’s cellular and related billing systems, as discussed in detail in each of the Company’s reports since that time. As of the fiscal quarter ended November 30, 2011, the Company reported that it had completed all of the planned remediation steps, with the exception of implementing a third party sales tax processing system. After further internal testing of the steps identified, the Company has now determined that certain steps have not been executed completely and therefore the Company continues to have certain limited control deficiencies. The Company is currently working on processes and procedures to fully and finally implement all of the remediation steps that have been identified, and continues to focus on identifying if any additional remediation steps are required, in an effort to resolve this certain material weakness in the Company’s internal controls over financial reporting.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 30, 2012	By:	/s/ Douglas E. Sloan
Name: Douglas E. Sloan
Title: Chief Financial Officer